Exhibit 99.1

Heinz Reports Third-Quarter EPS of $0.95 before Special Items ($0.88 reported) and 7.2% Sales Growth Fueled by Emerging Markets and Global Ketchup

Fiscal 2012 Third-Quarter Results

  Emerging Markets delivered 19.8% organic sales growth (volume plus price) (39.7% reported) and accounted for more than 20% of total Company sales.
  Global Ketchup delivered 8.8% organic sales growth (8.6% reported).
  Top 15 brands delivered organic sales growth of 5.9% (10.6% reported) led by the Heinz®, Master® and ABC® brands.
  27th consecutive quarter of organic sales growth, up 4.6% (7.2% reported).
  EPS grew 13.1% excluding special items to $0.95 (4.8% reported to $0.88).
  Net income grew 12.3% excluding special items (4.0% reported), driven by higher operating income excluding special items and a lower tax rate.

Fiscal 2012 Full-Year Outlook

  Heinz narrowed its Fiscal 2012 full-year EPS outlook to the middle of its original range at $3.32 to $3.34 on a reported basis, excluding charges for productivity initiatives. Included in this range is an expected benefit from foreign exchange of approximately $0.05.

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Results excluding charges for productivity initiatives represent the Company’s reported results adjusted to exclude charges for workforce reductions, factory closures and other implementation costs taken in Fiscal 2012 to accelerate growth. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating free cash flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year) and the impact of current-year foreign currency translation hedges.

PITTSBURGH--(BUSINESS WIRE)--February 17, 2012--H.J. Heinz Company (NYSE:HNZ) today reported third-quarter sales growth of 7.2%, led by dynamic growth in Emerging Markets and higher Global Ketchup sales. Earnings per share increased to $0.95 before special items ($0.88 after special charges for productivity initiatives). EPS grew 4.8% on a reported basis and 13.1% excluding special items.

Heinz Chairman, President and CEO William R. Johnson said: “Heinz delivered sales growth of more than 7% and higher EPS in the third quarter while continuing to invest in marketing, new capabilities and productivity initiatives that will make the Company even more competitive in a rapidly changing world. Our strong performance was fueled by our accelerating growth in Emerging Markets and our strength in Ketchup and Sauces, as well as solid growth in our Top 15 brands. Heinz delivered our 27th consecutive quarter of organic sales growth with each of our operating segments contributing.”

Sales in the fiscal quarter ended January 25, 2012 grew 7.2% to $2.92 billion.

Emerging Markets were the biggest growth driver in the quarter as they delivered organic sales growth of 19.8% (39.7% reported) and generated more than 20% of the Company’s total sales in the quarter. The organic growth was fueled by strong performances in the Heinz® and Master® brands in China, the Heinz® brand in Russia and Latin America, Complan® nutritional beverages in India and ABC® sauces and drinks in Indonesia. Heinz’s acquisition of Quero® brand tomato-based sauces, ketchup and vegetables in Brazil drove an additional 3.6% increase in total Company sales in the third quarter.

Global Ketchup sales grew 8.8% organically (8.6% reported) driven by growth in Latin America and in U.S. Foodservice, which was aided by the continued successful expansion of Heinz® Dip & Squeeze® Ketchup, an innovative dual-function product that delivers more ketchup than traditional packets. Heinz delivered record market shares across Continental Europe, Mexico and Canada.

The Company’s Top 15 brands delivered organic sales growth of 5.9%, (10.6% reported) fueled by growth in the Heinz®, Master® and ABC® brands. Marketing increased 10% year-to-date as Heinz focuses on driving innovation and growth in its core brands.

Overall, the Company's global portfolio delivered organic sales growth of 4.6%, reflecting a 4.2% increase in net pricing and 0.4% growth in volume. Acquisitions, net of divestitures, increased reported sales by 2.9%. Unfavorable foreign exchange translation rates decreased sales by 0.4%.

Excluding charges for productivity initiatives, gross profit grew 3.4% to $1.06 billion, largely due to higher pricing, productivity improvements and the acquisition of Quero®, partially offset by higher commodity costs. Gross profit margin, excluding special items, decreased 140 basis points to 36.4% as higher commodity costs and an unfavorable sales mix more than offset higher pricing and productivity improvements. Including special items, gross profit grew 1.2% to $1.04 billion and gross profit margin decreased 210 basis points to 35.7%.

Excluding charges for productivity initiatives, SG&A increased 2.9% to $607 million and decreased as a percentage of sales to 20.8% from 21.7%. The dollar increase reflected the Quero® acquisition, higher marketing spending and incremental investments in Project Keystone, the Company’s ongoing initiative to harmonize processes and systems on a global scale. The decline of SG&A as a percentage of sales reflected aggressive cost management in Developed Markets. Including special items, SG&A rose 4.8% to $618 million and decreased as a percentage of sales to 21.2% from 21.7%.

Excluding charges for productivity initiatives, operating income grew 4.1% to $456 million. Including special items, operating income decreased 3.6% to $422 million.

Excluding charges for productivity initiatives, the effective tax rate for the third quarter was 20.0% (18.8% reported) versus 26.1% a year ago. Heinz expects the full-year tax rate excluding special items to be in the mid-to-low 20s.

Excluding charges for productivity initiatives, net income grew 12.3% to $307 million from $274 million a year ago. Including special items, reported net income grew 4.0% to $285 million.

Heinz reported operating free cash flow of $247 million in the quarter.

Productivity Investments

Heinz, as announced previously, is incurring special charges in Fiscal 2012 for initiatives to improve global productivity and manufacturing efficiency. In the third quarter, Heinz recorded pre-tax charges of $34 million or $0.07 per share related to these initiatives. Cash costs for these initiatives were $34 million in the quarter. The Company believes it is on track with these projects in terms of timing, cost and benefits.

For the full year, the projected cost impact of these projects is approximately $215 million of operating income, $0.50 of EPS and $150 million of cash flow. Under these initiatives, Heinz plans to exit up to eight factories. Certain projects included in the plan are subject to consultation and any necessary agreements being reached with appropriate employee representative bodies, trade unions and works councils as required by law.

“Heinz has been focused this year on reducing fixed costs by increasing manufacturing efficiency, reducing overcapacity and streamlining our operations. Through Project Keystone and the creation of our first centralized European supply chain hub, we are establishing the foundation for long-term productivity across the supply chain while also enabling better leverage of our global scale,” Mr. Johnson said.

Fiscal 2012 Outlook

Heinz is narrowing its full-year EPS outlook to a range of $3.32 to $3.34 on a reported basis, excluding the charges for productivity initiatives. Included in this range is an expected benefit from foreign exchange of approximately $0.05.

Heinz continues to expect constant currency growth within its original range of 7 to 8% on sales and 6 to 8% on EPS for Fiscal Year 2012, excluding special items but including the incremental spending on Project Keystone.

Heinz still expects strong operating free cash flow of approximately $1.15 billion for Fiscal 2012 excluding special items and around $1 billion on a reported basis.

OPERATING RESULTS BY BUSINESS SEGMENT

North American Consumer Products

Sales of the North American Consumer Products segment decreased 1.1% to $830 million on a reported basis. Organic sales increased 1.3%. Net pricing increased 3.3%. New products and improvements in frozen snacks and Heinz® gravy added volume, however, volume declined 2.0% as Heinz took pricing on Ore-Ida® frozen potatoes, Classico® pasta sauces and Heinz® Ketchup. Sales were also unfavorably impacted by 2.1% from the Company's decision to divest the Boston Market® license. Operating income decreased 3.5% to $227 million, reflecting lower sales and higher commodity costs despite a reduction in general and administrative expenses.

In response to the consumer’s focus on value in the difficult U.S. economic environment, Heinz is developing a range of new products with accessible price points for a variety of channels, including retail, dollar and drug stores. The Company is currently launching the first round of these new products including:

  A new 10-ounce size of Heinz® Ketchup in innovative stand-up pouch packaging with a spout at a suggested retail price of $0.99.
  Smaller versions of its classic Heinz® Yellow Mustard, Heinz® Worcestershire sauce and Heinz® 57 sauce, each priced around $1.
  Heinz® Home Style Beans in four varieties.
  A new one-pound version of Ore-Ida® French fries at a suggested price of $1.99.

Europe

Sales of the Europe segment increased 2.7% to $855 million on a reported basis. Organic sales increased 4.4%. Net pricing increased 3.4%. Volume increased 1.0%, reflecting the strong performance of ketchup across Europe, soup in the U.K., and canned vegetables and Heinz® branded sauces in Russia, partially offset by declines in Italian infant nutrition. Unfavorable foreign exchange translation rates decreased sales by 1.6%. Operating income decreased 1.1% to $162 million, reflecting higher commodity costs and higher general and administrative expenses due to investments in Emerging Markets and Project Keystone.

Asia/Pacific

Sales of the Asia/Pacific segment grew 8.2% to $632 million on a reported basis. Organic sales increased 6.6%. Constant currency sales in Emerging Markets increased by 17.9%, while Developed Markets constant currency sales were flat. Pricing increased 4.1% and volume increased 2.5%. Significant volume growth occurred in China, particularly in Master® and other foodservice sauces, and infant feeding products, as well as ABC® sauces and drinks in Indonesia, and Ore-Ida frozen potatoes and Heinz sauces in Japan. Volume declined in Australia. Favorable foreign exchange translation rates increased sales by 1.6%. Operating income increased by 25.0% to $54 million, primarily due to growth in our Emerging Markets businesses. Australia, while down, has improved sequentially this year.

U.S. Foodservice

Sales of the U.S. Foodservice segment increased 1.7% to $360 million on a reported basis. Organic sales increased 1.7%. Net pricing increased sales 3.3%. Branded Ketchup volume increased, aided by Heinz® Dip & Squeeze®, while overall volume decreased by 1.5%, reflecting ongoing weakness in restaurant foot traffic at our key customers, as well as promotional timing and lower sales of non-branded products. Operating income was up slightly at $48 million, as higher commodity costs were offset by lower general and administrative expenses.

Rest of World

Sales for the Rest of World segment more than doubled (112.4%) to $242 million on a reported basis. Organic sales increased 30.2%. The Quero® acquisition in Brazil, which was completed at the end of Fiscal 2011, increased sales 86.6%. Higher pricing across the region increased sales by 20.1%, primarily due to price increases in Latin America taken to offset inflation. Volume increased 10.1%, driven by increases in Heinz® Ketchup and sauces in Latin America and numerous products in the Middle East. Foreign exchange translation rates decreased sales 4.4%. Operating income increased 129.5% to $18 million, resulting from higher pricing and the Quero® acquisition.

Year-To-Date

For the nine months ended January 25, 2012, sales increased 10.0% to $8.60 billion. Excluding charges for productivity initiatives, net income attributable to H.J. Heinz Company was $825 million compared to $766 million in the prior year, an increase of 7.7%. This increase was largely due to higher sales and a lower effective tax rate partially offset by a lower gross margin and investments in marketing, Emerging Markets capabilities and Project Keystone. Reported net income attributable to the H.J. Heinz Company was $748 million, a decrease of 2.3%.

Excluding charges for productivity initiatives, diluted earnings per share grew 7.2% to $2.54 from $2.37 in the prior year. EPS movements were favorably impacted by $0.08 from currency translation and translation hedges. Including special items, reported diluted earnings per share declined 2.5% to $2.31.

On a constant currency basis, sales rose 7.1%. Constant currency EPS increased 3.8%, excluding special items.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be Webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) can call 1-866-318-8618 in the U.S. and Canada and 1-617-399-5137 internationally. A listen-only broadcast for media is available on 866-953-6857 in the U.S. and Canada and 1-617-399-3481 for international attendees. Corresponding slides will be available for this call on www.heinz.com. The conference call will be hosted by:

  Art Winkleblack, Executive Vice President and Chief Financial Officer
  Ed McMenamin, Senior Vice President, Finance
  Margaret Nollen, Senior Vice President, Investor Relations & Global Program Management Officer

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, volume, earnings, or cash flow growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on our cost of borrowing and access to capital markets, our ability to effectuate our strategy, including our continued evaluation of potential opportunities, such as strategic acquisitions, joint ventures, divestitures, and other initiatives, our ability to identify, finance, and complete these transactions and other initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, particularly our emerging markets; economic or political instability in those markets, strikes, nationalization, and the performance of business in hyperinflationary environments, in each case such as Venezuela; and the uncertain global macroeconomic environment and sovereign debt issues, particularly in Europe, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, and the potential impact of climate change, the ability to implement new information systems and potential disruptions due to failures in information technology systems, and risks associated with social media, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2011 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® meals & snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Third Quarter Ended		Nine Months Ended
	January 25, 2012	January 26, 2011	January 25, 2012	January 26, 2011
	FY2012	FY2011	FY2012	FY2011

Sales	$2,918,077	$2,722,350	$8,599,490	$7,817,798
Cost of products sold	1,877,355	1,694,057	5,603,237	4,914,901
Gross profit	1,040,722	1,028,293	2,996,253	2,902,897
Selling, general and administrative expenses	618,266	589,895	1,846,499	1,641,985
Operating income	422,456	438,398	1,149,754	1,260,912

Interest income	6,718	6,259	25,686	14,954
Interest expense	72,727	69,321	218,859	203,401
Other expense, net	(2,706)	(1,321)	(3,742)	(19,129)
Income before income taxes	353,741	374,015	952,839	1,053,336

Provision for income taxes	66,502	97,488	190,505	274,272
Net income	287,239	276,527	762,334	779,064

Less: Net income attributable to the noncontrolling interest	2,545	2,742	14,517	13,417
Net income attributable to H.J. Heinz Company	$284,694	$273,785	$747,817	$765,647

Net income per share attributable to H.J. Heinz Company common shareholders- diluted	$0.88	$0.84	$2.31	$2.37

Average common shares outstanding - diluted	322,713	324,199	323,538	322,561

Net income per share attributable to H.J. Heinz Company common shareholders- basic	$0.89	$0.85	$2.32	$2.39

Average common shares outstanding - basic	320,159	321,277	320,850	319,613

Cash dividends per share	$0.48	$0.45	$1.44	$1.35

H.J. Heinz Company and Subsidiaries
Segment Data

(Amounts in thousands)	Third Quarter Ended		Nine Months Ended
	January 25, 2012	January 26, 2011	January 25, 2012	January 26, 2011
	FY2012	FY2011	FY2012	FY2011
Net external sales:
North American Consumer Products	$829,866	$839,296	$2,398,758	$2,404,033
Europe	854,693	831,898	2,536,712	2,343,340
Asia/Pacific	632,142	583,972	1,895,733	1,673,517
U.S. Foodservice	359,501	353,320	1,036,755	1,044,272
Rest of World	241,875	113,864	731,532	352,636
Consolidated Totals	$2,918,077	$2,722,350	$8,599,490	$7,817,798

Operating income (loss):
North American Consumer Products	$227,251	$235,442	$619,956	$630,486
Europe	161,697	163,490	443,606	414,282
Asia/Pacific	54,023	43,211	155,257	173,087
U.S. Foodservice	48,264	47,778	114,296	138,393
Rest of World	18,363	8,001	82,778	36,669
Other:
Non-Operating	(53,362)	(59,524)	(154,531)	(132,005)
Productivity initiatives (a)	(33,780)	-	(111,608)	-
Consolidated Totals	$422,456	$438,398	$1,149,754	$1,260,912

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,261,567	$1,139,184	$3,840,379	$3,345,108
Meals and Snacks	1,206,011	1,148,823	3,322,702	3,145,174
Infant/Nutrition	280,308	284,614	903,930	846,663
Other	170,191	149,729	532,479	480,853
Total	$2,918,077	$2,722,350	$8,599,490	$7,817,798

(a) Includes costs associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees, contract termination and relocation costs for the establishment of a European supply chain hub in the Netherlands and to improve manufacturing efficiencies in the Asia/Pacific segment.

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated February 17, 2012:

Operating Free Cash Flow Calculation	Third Quarter Ended
(amounts in thousands)	January 25, 2012
	FY 2012
Cash provided by operating activities	$346,000
Capital expenditures	(99,327)
Proceeds from disposals of property, plant and equipment	814

Operating Free Cash Flow	$247,487

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Third Quarter Ended January 25, 2012
											Total Net
					Organic		Acquisitions/		Foreign		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Divestitures	+	Exchange	=	Change
Segment:
North American Consumer Products	(2.0%)		3.3%		1.3%		(2.1%)		(0.3%)		(1.1%)
Europe	1.0%		3.4%		4.4%		0.0%		(1.6%)		2.7%
Asia/Pacific	2.5%		4.1%		6.6%		0.0%		1.6%		8.2%
U.S. Foodservice	(1.5%)		3.3%		1.7%		0.0%		0.0%		1.7%
Rest of World	10.1%		20.1%		30.2%		86.6%		(4.4%)		112.4%
Consolidated Totals	0.4%		4.2%		4.6%		2.9%		(0.4%)		7.2%

Results Excluding Charges for Productivity Initiatives

The following table reconciles the Company's reported results to results excluding charges for productivity initiatives.

(amounts in thousands, except per share amounts)	Third Quarter Ended January 25, 2012
	Reported Results	-	Charges for productivity initiatives	=	Results excluding charges for productivity initiatives (b)
Sales	$2,918,077		$-		$2,918,077
Gross Profit	$1,040,722		$(22,241)		$1,062,963
Gross Profit Margin	35.7%		(0.7)%		36.4%
SG&A	$618,266		$11,539		$606,727
SG&A as a percentage of sales	21.2%		0.4%		20.8%
Operating Income	$422,456		$(33,780)		$456,236
Effective tax rate	18.8%		(1.2)%		20.0%
Net income attributable to H.J. Heinz Company	$284,694		$(22,769)		$307,463
Earnings per share- Diluted	$0.88		$(0.07)		$0.95

	Nine Months Ended January 25, 2012
	Reported Results	-	Charges for productivity initiatives	=	Results excluding charges for productivity initiatives (b)
Net income attributable to H.J. Heinz Company	747,817		(76,751)		824,568
Earnings per share- Diluted	$2.31		$(0.24)		$2.54

					.

Constant Currency

The following table reconciles the Company's results excluding charges for productivity initiatives to constant currency results for the current period.

(amounts in thousands, except per share amounts)	Results excluding charges for productivity initiatives	-	Currency Translation	-	Currency Translation Hedges	=	Constant Currency Results excluding charges for productivity initiatives

Sales
Nine Months Ended January 25, 2012	$8,599,490		229,464		-		$8,370,026	(c)
Nine Months Ended January 26, 2011	$7,817,798		-		-		$7,817,798
Change	$781,692						$552,228
% Change	10.0%						7.1%

Earnings per share- Diluted
Nine Months Ended January 25, 2012	$2.54		$0.06		$0.02		$2.46	(c)
Nine Months Ended January 26, 2011	$2.37		$-		$-		$2.37
Change	$0.17						$0.09
% Change	7.2%						3.8%

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

Q3 FY12 Emerging Markets	19.8%		(3.5%)		23.4%		39.7%
Q3 FY12 global ketchup	8.8%		(1.5%)		1.4%		8.6%
Q3 FY12 Top 15 brands	5.9%		(0.3%)		5.0%		10.6%

Constant Currency Sales	Constant Currency Growth (c)	+	Foreign Exchange	=	Total Net Sales Change
Q3 FY12 Asia Pacific Emerging Markets	17.9%		(1.8%)		16.1%
Q3 FY12 Asia Pacific Developed Markets	0.1%		3.6%		3.7%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.

(b) Excludes costs associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees, contract termination and relocation costs for the establishment of a European supply chain hub in the Netherlands and to improve manufacturing efficiencies in the Asia/Pacific segment.

(c) Excludes currency translation versus FY11 average rates as well as current year translation hedge.

(Totals may not add due to rounding)

H.J. Heinz Company
Non-GAAP Performance Ratios

Sales Variances
The following table illustrates the components of the change in net sales versus the prior year.

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310	Q410	2010

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%	1.6%	(1.3%)
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%	1.0%	3.4%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%	0.3%	2.3%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%	0.0%	(0.1%)
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%	5.5%	0.5%
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%	8.3%	4.8%
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%	2.6%	2.1%

				Q111	Q211	Q311	Q411	2011	Q112	Q212	Q312

Total Heinz (Continuing Operations):
Volume				2.5%	0.3%	0.5%	(0.3%)	0.7%	(0.7%)	(2.9%)	0.4%
Price				1.1%	0.6%	1.2%	1.9%	1.2%	3.8%	4.4%	4.2%
Acquisition				0.1%	0.1%	1.2%	1.1%	0.6%	4.6%	5.0%	3.6%
Divestiture				0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	(0.6%)	(0.7%)
Exchange				(2.1%)	(2.3%)	(1.4%)	3.3%	(0.5%)	7.2%	2.4%	(0.4%)
Total Change in Net Sales				1.6%	(1.2%)	1.5%	6.0%	2.0%	14.9%	8.3%	7.2%
Total Organic Growth (a)				3.6%	0.9%	1.7%	1.6%	1.9%	3.1%	1.5%	4.6%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006

(Totals may not add due to rounding)

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CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048
Mary Ann Bell, 412-237-9760